UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
November 14, 2006

OUTDOOR CHANNEL HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

DELAWARE	000-17287	33-0074499
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4344 Business Park Drive, Suite 113
Temecula, California 92590
(Address of principal executive offices, including zip code)

(951) 699-4749
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06 Material Impairment.

In connection with the preparation of its financial statements and its impairment testing of certain intangible assets for the period ended September 30, 2006, authorized officers of Outdoor Channel Holdings, Inc. (the “Company”) have concluded that due to a change in the Company’s strategy to increase the number of subscribers to its national network, The Outdoor Channel, the intangible assets relating to distributor relationships that the Company acquired in connection with its September 2004 purchase of the minority interest of The Outdoor Channel, Inc. have become fully impaired.  As a result, the Company expects to record a non-cash impairment charge equal to the carrying value of such assets during the third quarter of 2006.  A correction in the estimated useful life, and the corresponding value, of these intangible assets, originally valued at $10,573,000, will result in a reclassification of a portion of such assets as goodwill as of September 2004 and such reclassification, and other resulting accounting charges, are expected to be recorded prior to such impairment charge.  Because the corrected estimated useful life and the corresponding value of such assets as of September 2004 have not yet been finally determined, the Company cannot currently estimate the amount of such impairment charge.

The Company had a bona fide intent to timely file its Form 10-Q for the period ended September 30, 2006 and include this information in such Form 10-Q.  Because the Company did not timely file its Form 10-Q, it is now disclosing the material impairment as required under Form 8-K.

The impairment charge will result in no future cash expenditures.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OUTDOOR CHANNEL HOLDINGS, INC., a Delaware corporation

By:	/s/ Thomas E. Hornish
Thomas E. Hornish General Counsel

Date:  November 15, 2006